Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the Registration Statement on Form S-3 of Silver Bull Resources, Inc. (the “Company”) of our report dated January 13, 2011 to the Board of Directors of the Company relating to the consolidated balance sheets of the Company as of October 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and the effectiveness of internal control over financial reporting that are included in the Company’s Form 10-K, as amended, for the year ended October 31, 2010.  We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ HEIN & ASSOCIATES LLP

Hein & Associates LLP
Denver, Colorado
November 9, 2011